EXHIBIT 10.36
December 21, 2007
Mr. D. Larrie Rose
Hardt 40
47877 Willich
Germany
Re: Separation Agreement — Retirement
Dear Larrie:
     As we discussed, your employment with Belden Inc. (the “Company”) and all subsidiaries will terminate effective with your retirement on the close of business, February 29, 2008 (the “Separation Date”). This letter confirms all of your entitlements arising out of your employment with and separation from the Company. You will receive:

1.	Actual bonus for 2007 to be determined at the February 2008 Compensation Committee meeting (estimated at $238,056), and to be paid to you no later than March 14, 2008.	T-B-D

2.	Actual cash long-term incentive payout (for the 2004-2007 performance period estimated at $209,000). Amount to be determined by the Compensation Committee when the information used to determine the amount becomes available (which should be no later than its May 21, 2008 meeting), with this payment to be made to you on September 3, 2008.	T-B-D

3.	As of February 29, 2008, accelerated vesting in accordance with the applicable award agreement of the following equity awards:

Grant Date	Award	Grant Price
February 22, 2006	2,133 SARS*	$25.8050
February 21, 2007	4,266 SARS*	$47.705
March 30, 2005	7,666 stock options*	$22.665
February 22, 2006	3,400 RSUs
February 21, 2007	2,100 RSUs

*	Note the expiration date on your SARS and stock options will be February 28, 2011 (three years after your retirement date of February 29, 2008).

4.	Under COBRA, you may elect at your expense to continue your Belden Dental Plan coverage in effect on February 29, 2008, for a period up to eighteen (18) months.

Mr. D. Larrie Rose
December 21, 2007

5.	As additional consideration, we will (i) pay you $12,000 for continuance of private health insurance, (ii) pay you $28,000 to obtain financial and tax advice in connection with your retirement and (iii) turn over your Company computer to you provided that our IT department confirms that all Company software and Company proprietary information have been deleted. These payments/transfer of Company computer will take place no later than March 31, 2008. We also grant to you the right to purchase your Company car at the value established by the leasing company at the end of the lease term (February 2008).
     On February 29, 2008 (your retirement date), you will incur U.S. federal income tax from the accelerated vesting of your RSUs noted above in Item 3. As we have done in the past, you can instruct us to withhold shares to cover your tax withholding obligation. We must file a Form 4 with the SEC to reflect the tax withholding by March 4, 2008.
     You are entitled to your accrued and unpaid salary through the Separation Date. You also are entitled to all accrued, vested and unpaid benefits under all retirement, pension, and deferred compensation plans of the Company in which you are participating on the Separation Date. All such benefits shall be paid in accordance with the terms of the applicable plans and, where applicable, your previous elections. You are not eligible for retirement plan contributions with respect to payments made under section 1 or 2 above.
     In addition to the SARs and stock options noted above in Item 3 that will be subject to accelerated vesting, you may exercise the following equity awards following the Separation Date until the earlier of the expiration date set forth in the applicable award or February 28, 2011 (three years after your retirement). The grant date, expiration date and price of all such awards are noted below:

Grant Date	Expiration Date	Options/SARs	Grant Price
February 20, 1998	February 20, 2008	13,000 Options	$39.5312
November 4, 1998	November 4, 2008	4 Options	$16.9375
February 16, 2000	February 16, 2010	16,000 Options	$21.7500
February 14, 2001	February 28, 2011	8,000 Options	$26.3800
February 18, 2002	February 28, 2011	9,400 Options	$20.8650
February 23, 2004	February 28, 2011	10,000 Options	$19.0750
March 30, 2005	February 28, 2011	15,334 Options	$22.6650
February 22, 2006	February 28, 2011	4,267 SARs	$25.8050
February 21, 2007	February 28, 2011	2,134 SARs	$47.705
February 21, 2007		2,100 RSUs

Mr. D. Larrie Rose
December 21, 2007

     All other unvested stock options, RSUs, SARS, PSUs and other equity-based and long-term incentive awards (whether or not equity-based) shall lapse, and all such unvested equity awards shall not be exercisable, as of the Separation Date.
     The Company will, to the extent required by applicable law, withhold from your amounts payable above, the amount of any withholding tax due with respect to such amounts.
     You agree to promptly return to the Company all tangible and intangible property of the Company, whether prepared by you or otherwise coming into your possession, and whether written, electronic or in any other format, including, without limitation, all files, records, documents, customer lists, software and equipment (such as personal computers, disks, and disk drives, and mobile communication devices).
     Payment of the amounts and benefits set forth above will be contingent on your returning to us by December 28, 2007 the signed General Release of All Claims that accompany this letter and the revocation period set out in the general release having expired. All amounts hereunder also are also contingent on your resignation from all offices of the Company and all subsidiaries held by you, pursuant to the attached letter. You also reconfirm that you will (i) comply with the non-compete covenants of your employment agreement and stock option/SAR awards agreements and (ii) reimburse the Company for any taxes we may have paid on your behalf.
     We ask that you sign this letter below confirming our understanding above. This letter may be executed in one or more counterparts, each of which shall constitute an original for all purposes, and all of which taken together shall constitute one and the same agreement.

BELDEN INC.

/s/ D. Larrie Rose	By:	/s/ John Stroup

D. Larrie Rose	Name: John Stroup
Title: President and Chief Executive Officer